Exhibit 99.1

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Nephros Announces Financial Results for Quarter Ended September 30, 2024

Third-Quarter Net Revenue of $3.5 Million;
Operational Improvements Result In First Profitable Quarter

SOUTH ORANGE, NJ, November 7, 2024 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration solutions to the medical and commercial markets, today announced financial results for the third quarter ended September 30, 2024.

Financial Highlights*

●	Net income of $0.2 million, compared to a net loss of $0.2 million
●	Adjusted EBITDA of $295,000, compared to $11,000
●	Net revenue of $3.5 million, an 8% increase over Q2 2024; a decrease of 6% over Q3 prior year

*Stated performance is relative to same period in the prior year unless otherwise noted.

“I am very excited to report our first profitable quarter, marking a major milestone in our pursuit of achieving operational excellence. I am also pleased to report we had positive-adjusted EBITDA for both the third quarter and first nine months of 2024,” stated Robert Banks, President and Chief Executive Officer. “Although most of our sales regions showed solid growth and steady performance with existing customers, our [South Central] region continued to miss expectations, which resulted in some reorganization. Additionally, a handful of our larger accounts exhibited slower-than-usual ordering patterns, as demonstrated by a slight decrease in same-site sales. We continue to push forward with actions designed to mitigate the reduction in programmatic reorders, as outlined during our previous earnings call.”

Mr. Banks continued, “While Nephros prepares to launch digital support for filter installation, we are ramping up our service capabilities to foster installation commissions and complement filter sales. We believe these efforts will offset customer non-compliance with filter changeout schedules.”

Financial Performance for the Quarter Ended September 30, 2024

Net revenue for the quarter ended September 30, 2024, was $3.5 million, compared to $3.7 million in the corresponding period in 2023, a decrease of 6%. The third quarter of 2023 was one of our largest quarters by revenue ever, with several new accounts placing initial orders of significant size. Although those 2023 customers have continued to order, their 2024 replacement orders have been smaller by comparison. Another contributing factor to our decreased quarterly revenue was underperformance across our South Central region, despite an 8% increase from our prior quarter.

Cost of goods sold for the quarter ended September 30, 2024, was $1.4 million, compared with $1.5 million for the quarter ended September 30, 2023, a decrease of 12%. Gross margins for the quarter ended September 30, 2024, were 61% compared to 59% for the quarter ended September 30, 2023, reflecting improved terms with our largest supplier.

Research and development expenses for each of the quarters ended September 30, 2024, and September 30, 2023, were $0.2 million. Depreciation and amortization expense for the quarter ended September 30, 2024, was approximately $34,000, compared with approximately $55,000 for the corresponding period in 2023.

Selling, general and administrative expenses for the quarter ended September 30, 2024, was $1.7 million compared to $2.1 million during the same period in 2023 due to a decline in stock compensation and bonus accruals.

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Net income for the quarter ended September 30, 2024, was $0.2 million, compared to a net loss of $0.2 million during the same period in 2023. The decrease in net loss was driven by decreased operating expenses reflecting a reduction in bonus accrual and stock compensation expense. Additionally, we continue our intense focus on managing expenses and working toward improving efficiency with the aim of providing our unique products and services in a more streamlined manner.

Adjusted EBITDA for the quarter ended September 30, 2024, was $295,000, compared to $11,000 during the same period in 2023 reflecting primarily our operating profit for the quarter.

As of September 30, 2024, Nephros had cash and cash equivalents of $2.5 million, compared to $4.3 million as of December 31, 2023. The decline in cash from year-end 2023 was driven primarily by the operating loss for the first half of 2024, as well as payment of annual employee bonuses and an investment in inventory in the first quarter of 2024.

Adjusted EBITDA Definition and Reconciliation to GAAP Financial Measures

Adjusted EBITDA is calculated by taking net loss calculated in accordance with generally accepted accounting principles (“GAAP”) and excluding all interest-related expenses and income, tax-related expenses and income, non-recurring expenses and income, and non-cash items, including depreciation, amortization, non-cash inventory write-offs, and non-cash compensation. The following tables present a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure, for the third quarter and year to date of the 2024 and 2023 fiscal years:

(unaudited)

	Three Months Ended September 30,
Consolidated Results	2024	2023
	(in $ thousands)
Reconciliation of net income (loss):
Net Income (loss)	183	(182)

Adjustments:
Depreciation of property and equipment	12	9
Amortization of other assets	21	46
Interest income	(20)	(11)
Non-cash stock-based compensation	65	149
Non-cash inventory write-offs	34	-

Adjusted EBITDA Income	295	11

(unaudited)

	Nine Months Ended September 30,
Consolidated Results	2024	2023
	(in $ thousands)
Reconciliation of net loss:
Net Income (loss)	(275)	(921)

Adjustments:
Depreciation of property and equipment	34	29
Amortization of other assets	68	134
Interest expense	1	1
Interest income	(66)	(36)
Non-cash stock-based compensation	91	662
Non-cash inventory write-offs	214	106

Adjusted EBITDA Income (loss)	67	(25)

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Nephros believes that Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to Nephros’ financial condition and results of operations. Management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recognized in Nephros’ financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. To compensate for these limitations, management presents Adjusted EBITDA in connection with net income loss, the most directly comparable GAAP financial measure. Nephros urges investors to review the reconciliation of Adjusted EBITDA to net income loss and not to rely on any single financial measure to evaluate the business.

Conference Call Today at 4:30pm ET

Nephros will host a conference call today at 4:30pm ET, during which management will discuss Nephros’ financial results and provide a general business overview.

Participants may dial into the call as follows:
Domestic access: 1 (844) 808-7106
International access: 1 (412) 317-5285

Upon joining, please ask to be added into the Nephros conference call.

An audio archive of the call will be available shortly after the call on the Nephros Investor Relations page.

Alternatively, a replay of the call may be accessed until November 14, 2024 at 1 (877) 344-7529 or 1 (412) 317-0088 for international callers and entering replay access code: 5018166.

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

About Nephros

Nephros is committed to improving the human relationship with water through leading, accessible technology. We provide innovative water filtration products and services, along with water-quality education, as part of an integrated approach to water safety. Nephros goods serve the needs of customers within medical and commercial markets, offering both proactive and emergency solutions for water management.

For more information about Nephros, please visit nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’ expected future revenue, gross margins, cash flows and expectations on maintaining positive cash flow and profitability, and other future financial performance, the expected timing of the launch of new products and services, expected improvements in efficiency in the delivery of our products and services, and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including inflationary factors and general economic conditions, changes in business and competitive conditions, fluctuations in customer order volumes, unpredictability with respect to revenue derived from emergency response orders, the availability of capital when needed, dependence on third-party manufacturers and researchers, and regulatory reforms. These and other risks and uncertainties are detailed in Nephros’ reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023, which it may update in Part II, Item 1A – Risk Factors in its Quarterly Reports on Form 10-Q that it has filed or will file hereafter. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President	Robert Banks, CEO
PCG Advisory, Inc.	Nephros, Inc.
(646) 823-8656	(201)343-5202x121
ksmith@pcgadvisory.com	robert.banks@nephros.com

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

NEPHROS, INC. AND SUBSIDIARIES

CONDENSED  CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net revenue:
Product revenues	$3,472	$3,713	$10,186	$10,912
Royalty and other revenues	46	29	106	72
Total net revenues	3,518	3,742	10,292	10,984
Cost of goods sold	1,369	1,548	4,044	4,600
Gross margin	2,149	2,194	6,248	6,384
Operating expenses:
Selling, general and administrative	1,721	2,137	5,804	6,500
Research and development	188	205	654	665
Depreciation and amortization	34	55	101	163
Total operating expenses	1,943	2,397	6,559	7,328
Operating income (loss)	206	(203)	(311)	(944)
Other (expense) income:
Interest expense	-	-	(1)	(1)
Interest income	20	11	66	36
Other income (expense), net	(43)	10	(29)	(12)
Total other expense:	(23)	21	36	23
Net income (loss)	$183	$(182)	$(275)	$(921)

Net income (loss) per common share, basic	$0.02	$(0.02)	$(0.03)	$(0.09)
Net income (loss) per common share, diluted	$0.02	$(0.02)	$(0.03)	$(0.09)

Weighted average common shares outstanding, basic	10,544,139	10,460,866	10,518,742	10,352,108
Weighted average common shares outstanding, diluted	10,580,906	10,460,866	10,518,742	10,352,108

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

NEPHROS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

ASSETS	September 30, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$2,457	$4,307
Accounts receivable, net	1,691	1,496
Inventory	3,099	2,470
Prepaid expenses and other current assets	109	132
Total current assets	7,356	8,405
Property and equipment, net	173	152
Lease right-use-of assets	1,461	1,807
Intangible assets, net	357	381
Goodwill	759	759
License and supply agreement, net	230	271
Other assets	50	86
TOTAL ASSETS	$10,386	$11,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	398	873
Accrued expenses	322	794
Current portion of lease liabilities	338	446
Total current liabilities	1,058	2,113
Lease liabilities, net of current portion	1,154	1,390
TOTAL LIABILITIES	2,212	3,503

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value; 5,000,000 shares authorized at September 30, 2024 and December 31, 2023; no shares issued and outstanding September 30, 2024 and December 31, 2023.	-	-
Common stock, $.001 par value; 40,000,000 shares authorized at September 30, 2024 and December 31, 2023; 10,544,139 and 10,543,675 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively.	11	10
Additional paid-in capital	152,844	152,754
Accumulated deficit	(144,681)	(144,406)
TOTAL STOCKHOLDERS’ EQUITY	8,174	8,358
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,386	$11,861